UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2014

STAPLES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-17586 (Commission File Number)	04-2896127 (IRS Employer Identification No.)

Five Hundred Staples Drive, Framingham, MA 01702
(Address of principal executive office and zip code)

Registrant's telephone number, including area code: 508-253-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

Staples, Inc. ("Staples" or "we") is filing this Current Report on Form 8-K/A to update information reported in Item 2.05 of our Current Report on Form 8-K filed on March 6, 2014 in which we announced (1) plans to close up to 225 retail stores in North America by the end of fiscal year 2015 and (2) a global cost savings plan to generate annualized pre-tax savings of approximately $500 million by the end of fiscal 2015. The actions to be taken related to the store closure plan and the cost savings plan are collectively referred to as the "2014 Restructuring Plan".

Item 2.05.   Costs Associated with Exit or Disposal Activities

The table below provides a summary of the charges recorded in the first quarter of 2014 for each major type of cost associated with the 2014 Restructuring Plan, as well as our current estimates of the amount of charges expected to be incurred during the remainder of 2014 in connection with these initiatives. Management has thus far approved the closure of 112 specific retail stores, which includes 16 stores that were closed in the first quarter and the planned closure of 80 stores in the second quarter of 2014 and 16 stores in the second half of 2014 and fiscal 2015. We expect to close approximately 140 stores in total in 2014. The table also summarizes the costs incurred and expected to be incurred by reportable segment. We expect to complete the actions related to these plans by the end of 2015.

	2014 Restructuring Plan (amounts in millions)
	Actual costs incurred	Estimated Costs to be incurred
	First quarter of 2014	Second quarter of 2014	Second half of 2014
Employee related costs	$7.8	$10 - $15	$25 - $45
Lease obligations	—	80 - 110	45 - 80
Other associated costs	2.9	5 - 10	5 - 10
Total restructuring charges	$10.6	$95 - $135	$75 - $135

Impairment of long-lived assets*	21.8	5 - 10	10 - 15
Inventory write-downs related to restructuring activities*	10.6	5 - 10	5 - 10
Total charges	$43.0	$105 - $155	$90 - $160

North American Stores & Online	$34.5	$90 - $130	$25 - $50
North American Commercial	8.5	10 - 20	35 - 60
International Operations	—	Less than 5	30 - 50
Total charges	$43.0	$105 - $155	$90 - $160
* Indicates a non-cash charge

Our estimates of future charges could change as our plans evolve and become finalized. The actual amount of charges recognized during the remainder of 2014 will depend on which specific additional retail stores are approved for closure during the remainder of the fiscal year, as well as the timing of such closures. The actual amount of charges recognized during the remainder of 2014 will also depend on the nature and timing of the specific actions to be taken related to the $500 million cost savings plan. At this time we cannot reliably estimate the costs to be incurred in fiscal 2015 related to the 2014 Restructuring Plan, given the degree of uncertainty related to the timing and nature of the specific actions to be taken next year.

Forward-Looking Cautionary Statement
Certain information contained in this Current Report on Form 8-K/A constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995 including, but not limited to, statements regarding expected future activity and charges under our 2014 Restructuring Plan.  Any statements contained herein that are not statements of historical fact should be considered forward-looking statements.  You can identify these forward-looking statements by the use of the words “believes”, “expects”, “anticipates”, “plans”, “may”, “will”, “would”, “intends”, “estimates”, and other similar expressions, whether in the negative or affirmative.  Forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk, including the review of our assessments by our outside auditor and changes in management’s assumptions and projections.  Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to the following: our ability to execute the 2014 Restructuring Plan could be adversely affected by competitive factors, economic and  market conditions and other external events; any inability to achieve on a timely basis our planned cost savings could adversely affect the achievement of the 2014 Restructuring Plan and our earnings; the estimated amounts of cash and non-cash charges described above could change as a result of changes in estimates or fluctuations in foreign exchange rates, and it is possible that the implementation of the 2014 Restructuring Plan, or changes to the 2014 Restructuring Plan, could result in charges not currently contemplated; and achievement of the 2014 Restructuring Plan could be affected by the factors discussed or referenced in our most recent quarterly report on Form 10-Q filed with the SEC, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports we file with the SEC. In addition, any forward-looking statements represent our estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.  All forward-looking statements in this Form 8-K are qualified in their entirety by this cautionary statement.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAPLES, INC.

Date	May 20, 2014	By:	/s/ Christine T. Komola
Christine T. Komola
Executive Vice President,
Chief Financial Officer